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                                                                    Exhibit 21.1
                                  Ultrak, Inc.

                          SUBSIDIARIES OF ULTRAK, INC.

1.   Ultrak Operating, L.P., a Texas limited partnership

2.   Ultrak GP, Inc., a Delaware corporation

3.   Ultrak LP, Inc., a Delaware corporation

4.   Diamond Electronics, Inc., an Ohio corporation, dba Ultrak Ohio

5.   Ultrak Holdings Limited, a United Kingdom private limited liability company

6. Ultrak France, SA (f/k/a Groupe Bisset, S.A.), a French limited liability company

7.   Ultrak (Asia Pacific) Pty. Ltd., an Australian proprietary company

8. Ultrak Deutschland GmbH (f/k/a VideV GmbH), a German limited liability company, dba Ultrak Germany

9.   Monitor Dynamics, Inc. a California corporation, dba Ultrak California

10. Ultrak (UK) Limited (f/k/a Intervision Express Limitd), a United Kingdom private limited liability company

11.  Security Procurement, B.V., a Dutch private limited liability company

12. Ultrak (SA) (Proprietary) Limited (f/k/a Philtech Electronic Services), a South African corporation

13.  Ultrak Italia, SpA (f/k/a Casarotto Security, SpA), an Italian company

14.  Videosys Ltd., a United Kingdom private limited liability company

15.  Ultrak (Asia) Pte. Ltd., a Singapore company

16.  Ultrak Europe, N.V., a Belgium limited liability company

17.  Ultrak Benelux, N.V., a Belgium limited liability company

18.  Security Warranty, Inc., a Texas corporation

19.  ABM Data Systems, Inc., a Texas corporation

20. Ultrak Polska, Sp.z. O.O (f/k/a Mach Security, Sp.z.O.O.), a Polish limited liability company

21.  Ultrak (Switzerland), S.A. (f/k/a MCS Ultrak, S.A.), a Swiss company


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22.  Security Procurement France, S.A., a French limited liability company

23.  Security Warranty BVI, Ltd., a British Virgin Islands company